Sentinel Variable Products Trust

Power of Attorney

February 11, 2010

The undersigned trustees of Sentinel Variable Products Trust each hereby authorize Christian W. Thwaites, Thomas P. Malone, and Lisa F. Muller, or any one of them, as attorney-in-fact, to sign on his or her behalf any amendments to the Registration Statement on Form N-1A (File No. 333-35832) filed for Sentinel Variable Products Trust for or on behalf of Sentinel Variable Products Trust or any current or future series thereof, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

/s/ Mehran Assadi	/s/ Nancy F. Pope
Mehran Assadi	Nancy F. Pope

/s/ William D. McMeekin	/s/ William G. Ricker
William D. McMeekin	William G. Ricker